Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075

WACHOVIA SECURITIES

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 2007, by and among Wachovia Commercial Mortgage Securities, Inc., as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-C33 (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Master Servicer, during the period from August 1, 2007 and of its performance December 31, 2007, per the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period August 1, 2007, through December 31, 2007.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.

/s/ Timothy S. Ryan	/s/ Marilyn Addison
Timothy S. Ryan, Managing Director	Marilyn Addison, Director
Wachovia Bank National Association	Wachovia Bank National Association

O:\shared\sp\INCOME\Compliance and Third Party Oversight\2008 – C3PO – JHill\Wachovia Compliance\Annual
Certifications\Certificate_0308\2007 Requirement\Signed Word Docs\Wachovia 2007-C33.doc